EXHIBIT 99.1

Atreca Reports Second Quarter 2021 Financial Results and Recent Corporate Developments

SAN CARLOS, Calif., Aug. 11, 2021 (GLOBE NEWSWIRE) -- Atreca, Inc. (Atreca) (NASDAQ: BCEL), a clinical-stage biotechnology company focused on developing novel therapeutics generated through a unique discovery platform based on interrogation of the active human immune response, today announced financial results for the second quarter ended June 30, 2021, and provided an overview of recent developments.

“We recently announced initial summary data from the dose escalation portion of the Phase 1b trial evaluating ATRC-101 in multiple solid tumors,” said John Orwin, Chief Executive Officer. “ATRC-101 was well-tolerated in the study, and we believe that the initial signs of activity, which were associated with expression of ATRC-101’s target, provide strong rationale for further evaluation. Additionally, we believe the data provide validation of the ability of our discovery platform to identify druggable tumor targets shared across broad groups of patients. We look forward to providing an update on our early-stage pipeline in the coming months as well as reporting additional monotherapy in 1H22, pembrolizumab combination data in mid-2022, and chemotherapy combination data in late 2022.”

Recent Developments and Highlights

  Atreca announced initial summary data from the dose escalation portion of the Phase 1b trial of ATRC-101 in multiple solid tumors. ATRC-101 was well-tolerated with no dose-limiting toxicities observed. Eight of the 20 participants (40%) evaluable prior to the data cut-off in this analysis experienced stable disease (SD) as their best RECIST response, including four with tumor size reduction. The disease control observed in the study was associated with ATRC-101 target expression, and preliminary biomarker analysis was consistent with the proposed mechanism of action for ATRC-101.The peak concentration of ATRC-101 was dose proportional and minimal accumulation was observed following multiple doses.
  Phase 1b monotherapy dose expansion of ATRC-101 is ongoing at 30 mg/kg. A combination study evaluating ATRC-101 with pembrolizumab is active and another combination study with pegylated liposomal doxorubicin is expected to begin enrolling patients in 4Q21. Atreca expects to report additional monotherapy data in 1H22, pembrolizumab combination data in mid-2022 and chemotherapy combination data in late 2022.
  Supported by data from the dose escalation portion of the trial, Atreca is developing a diagnostic to enable prospective patient selection based on target expression.

Second Quarter 2021 Financial Results

  As of June 30, 2021, cash and cash equivalents and short-term investments totaled $182.3 million.
  Research and development expenses for the three months ended June 30, 2021 were $19.0 million, including non-cash share-based compensation expense of $1.9 million.
  General and administrative expenses for the three months ended June 30, 2021 were $8.0 million, including non-cash share-based compensation expense of $2.0 million.
  Atreca reported a net loss of $26.7 million, or basic and diluted net loss per share attributable to common stockholders of $0.72, for the three months ended June 30, 2021.

About Atreca, Inc.

Atreca is a biopharmaceutical company developing novel antibody-based immunotherapeutics generated by its differentiated discovery platform. Atreca’s platform allows access to an unexplored landscape in oncology through the identification of unique antibody-target pairs generated by the human immune system during an active immune response against tumors. These antibodies provide the basis for first-in-class therapeutic candidates, such as our lead product candidate ATRC-101. A Phase 1b study evaluating ATRC-101 in multiple solid tumor cancers is currently enrolling patients. For more information on Atreca, please visit www.atreca.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and typically are identified by use of terms such as “continued,” “anticipate,” “potential,” “expect,” “believe,” “planned,” and similar words, although some forward-looking statements are expressed differently. These statements include those related to our strategy and future plans, including statements regarding the development of ATRC-101 and our preclinical, clinical and regulatory plans and the timing thereof, the availability and timing of data from the monotherapy dose escalation portions of the Phase 1b trial and from combinations evaluating ATRC-101 with pembrolizumab and with chemotherapy, and our development of a diagnostic to enable prospective patient selection based on target expression. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the initiation, timing, progress and results of our research and development programs, preclinical studies, clinical trials, regulatory submissions, and other matters that are described in our filings with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed annual report on Form 10-K and quarterly report on Form 10-Q. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

Atreca, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30,	December 31,
	2021	2020
	(unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$93,603	$60,789
Investments	88,708	179,296
Prepaid expenses and other current assets	10,579	9,037
Total current assets	192,890	249,122
Property and equipment, net	45,099	19,831
Deposits and other	2,852	3,111
Total assets	$240,841	$272,064

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$3,596	$5,216
Accrued expenses	8,633	10,302
Other current liabilities	2,078	1,900
Total current liabilities	14,307	17,418
Capital lease obligations, net of current portion	-	4
Deferred rent	27,931	12,585
Total liabilities	42,238	30,007

Stockholders’ equity
Common stock	4	4
Additional paid-in capital	501,474	492,436
Accumulated other comprehensive income	16	58
Accumulated deficit	(302,891)	(250,441)
Total stockholders’ equity	198,603	242,057
Total liabilities and stockholders’ equity	$240,841	$272,064

Atreca, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

($ amounts in 000's, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Expenses
Research and development	$19,036	$14,180	$37,424	$28,390
General and administrative	8,031	6,458	15,852	13,581
Total expenses	27,067	20,638	53,276	41,971
Interest and other income (expense)
Other income	349	403	693	634
Interest income	56	255	147	940
Interest expense	(1)	(1)	(2)	(2)
Loss on disposal of property and equipment	(11)	-	(11)	-
Loss before Income tax expense	(26,674)	(19,981)	(52,449)	(40,399)
Income tax expense	(1)	-	(1)	-
Net loss	$(26,675)	$(19,981)	$(52,450)	$(40,399)
Net loss per share, basic and diluted	$(0.72)	$(0.71)	$(1.42)	$(1.44)
Weighted-average shares used in computing
net loss per share, basic and diluted	36,893,827	28,144,714	36,867,592	28,082,930

Contacts

Atreca, Inc.
Herb Cross
Chief Financial Officer
info@atreca.com

Investors:
Alex Gray, 650-779-9251
agray@atreca.com

Media:
Sheryl Seapy, 213-262-9390
sseapy@w2ogroup.com

Source: Atreca, Inc.